Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109572) pertaining to the 2001 Stock Option Plan of STMicroelectronics N.V. of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedule of STMicroelectronics N.V., and the effectiveness of internal control over financial reporting of STMicroelectronics, N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young AG

Petit-Lancy, Switzerland

March 1, 2018